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Exhibit 10.42

EMPLOYMENT AGREEMENT

        This Employment Agreement (the "AGREEMENT"), dated effective as of June 1, 2004 is made and entered into by Richard Goudis ("EXECUTIVE") and HERBALIFE INTERNATIONAL OF AMERICA, INC., a California corporation ("COMPANY"). The parties to this Agreement agree as follows:

1.
Employment Term. The Company shall employ Executive and Executive shall continue in the employ of the Company for the three-year period from June 14, 2004 to June 13, 2007 (the "Term"). Each such twelve (12) month period commencing on June 14, 2004 shall be referred to herein as a "Contract Year".

2.
Duties. Executive shall serve in the Los Angeles, California area as the Company's Chief Financial Officer, with all of the authority, duties and responsibilities commensurate with such positions.

3.
Compensation and Related Matters.

(a)
Salary. Executive shall receive a salary at the per annum rate of four hundred, thirty thousand dollars ($430,000) the first Contract Year, four hundred, seventy five thousand ($475,000) the second Contract Year and five hundred thousand ($500,000) the third Contract Year, payable in accordance with the Company's then-current payroll practices for senior executives.

    Subject to board approval, executive will be granted 80,000 options to purchase common stock of WH Holdings (Cayman Islands) Ltd., the Company's ultimate parent entity (the "Options") at the exercise price of $4.01, 80,000 Options at the exercise price of $6.00, 80,000 Options at the exercise price of $8.00, 80,000 Options at the exercise price of $10.00, and 80,000 Options at the exercise price of $12.00. The Options shall vest at the rate of 5% per calendar quarter.

    Employee Benefits. Executive and Executive's qualified dependents shall be entitled to participate in or receive benefits under each benefit plan or arrangement made available by the Company to its senior executives (including, without limitation, those relating to group medical, dental, vision, long-term disability, D&O, accidental death and dismemberment, and life insurance), subject to and on a basis consistent with the terms, conditions and overall administration of such plans and subject to the Company's right to modify, amend or terminate any such plan or arrangement with or without prior notice. Executive shall become eligible to participate in the Company's 401K program on October 1, 2004, and Executive shall be eligible to participate in the Company's Deferred Compensation program on July 1, 2004.

  (b)
  Bonus. Executive will be eligible for a target bonus of 50% of Executive's then-current base salary, calculated in accordance with the then-current senior executive bonus plan. Bonuses if any, will be paid following the completion of the relevant calendar year at such time bonuses are paid to the Company's other senior executives.

  (c)
  Vacation. Executive shall be entitled to three (3) weeks of vacation during each calendar year, accrued at the rate of 4.62 hours per pay period. Executive will be eligible to use vacation after six (6) months of continuous employment.

  (d)
  Relocation. Executive will receive assistance for relocating from Florida to Los Angeles. Included in this benefit will be temporary housing, movement of household goods, including automobiles; familiarization trips to identify a residence in the Los Angeles, California area, reasonable and customary closing costs on the sale of Executive's primary residence in Florida, a net payment of one (1) month's salary for non reimbursed relocation expenses and the services of a professional relocation company. In addition, you will receive a payment of $50,000 subject to applicable taxes for relocation assistance.

    Termination Payment. If Executive is terminated by the Company without Cause (as hereinafter defined) or resigns for Good Reason (as hereinafter defined) before June 13, 2007, Executive will receive the then-current base salary for the remainder of the Term. As a precondition to the Company's obligation to pay out such termination payment, Executive agrees to execute and deliver to the Company a fully effective general release in the form attached to this Agreement as Attachment A. The Company will commence paying Executive's salary in accordance with the Company's payroll practices for senior executives, through the remainder of the Term through June 13, 2007, subject to Executive's duty to mitigate, and such payments shall cease if Executive obtains employment or if Executive fails to document to the Company on a monthly basis that Executive is making reasonable efforts to seek employment. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's services in the event of any of the following acts or circumstances: (i) Executive's conviction of a felony or entering a plea of guilty or nolo contendere to any crime constituting a felony (other than a traffic violation or by reason of vicarious liability); (ii) Executive's substantial and repeated failure to perform Executive's lawful duties as contemplated in Section 2 of this Agreement, except during periods of physical or mental incapacity; (iii) Executive's gross negligence or willful misconduct with respect to any material aspect of the business of the Company or any of its affiliates, which negligence or misconduct has a material and demonstrable adverse effect on the Company; or (iv) any material breach of this Agreement or any material breach of any other written agreement between Executive and the Company's affiliates governing Executive's equity compensation arrangements (e.g., any agreement with respect to Executive's stock and/or Options of any of the Company's affiliates); provided, however, that Executive shall not be deemed to have been terminated for Cause in the case of clause (iv) above, unless any such breach is not fully corrected prior to the expiration of the fifteen (15) calendar day period following delivery to Executive of the Company's written notice of its intention to terminate his employment for Cause describing the basis therefore in reasonable detail.

    "Good Reason" will be deemed to have occurred if Executive terminates his employment because of (i) a material diminution of Executive's duties as Chief Financial Officer of the Company, (ii) the breach by the Company in any respect of any of its obligations under this Agreement, and, in any such case (but only if correction or cure is possible), the failure by the Company to correct or cure the circumstance or breach on which such resignation is based within thirty (30) days after receiving notice from Executive describing such circumstance or breach in reasonable detail or (iii) the relocation of Executive's primary office location to a location more than seventy-five (75) miles outside the Los Angeles, California area.

4.
Confidential and Proprietary Information.

(a)
The parties agree and acknowledge that during the course of Executive's employment, Executive will be given and will have access to and be exposed to trade secrets and confidential information in written, oral, electronic and other forms regarding the Company and its affiliates (which includes but is not limited to all of its business units, divisions and affiliates) and their business, equipment, products and employees, including, without limitation: the identities of the Company's and its affiliates' distributors and customers and potential distributors and customers (hereinafter referred to collectively as "Distributors"), including, without limitation, the identity of Distributors that Executive cultivates or maintains while providing services at the Company or any of its affiliates using the Company's or any of its affiliates' products, name and infrastructure, and the identities of contact persons with respect to those Distributors; the particular preferences, likes, dislikes and needs of those

    Distributors and contact persons with respect to product types, pricing, sales calls, timing, sales terms, rental terms, lease terms, service plans, and other marketing terms and techniques; the Company's and its affiliates' business methods, practices, strategies, forecasts, pricing, and marketing techniques; the identities of the Company's and its affiliates' licensors, vendors and other suppliers and the identities of the Company's and its affiliates' contact persons at such licensors, vendors and other suppliers; the identities of the Company's and its affiliates' key sales representatives and personnel and other employees; advertising and sales materials; research, computer software and related materials; and other facts and financial and other business information concerning or relating to the Company or any of its affiliates and their business, operations, financial condition, results of operations and prospects. Executive expressly agrees to use such trade secrets and confidential information only for purposes of carrying out his duties for the Company and its affiliates as he deems appropriate in his good faith judgment, and not for any other purpose, including, without limitation, not in any way or for any purpose detrimental or disparaging to the Company or any of its affiliates. Executive shall not at any time, either during the course of his employment hereunder or after the termination of such employment, use for himself or others, directly or indirectly, any such trade secrets or confidential information, and, except as required by law, Executive shall not disclose such trade secrets or confidential information, directly or indirectly, to any other person or entity. Trade secret and confidential information hereunder shall not include any information which (i) Executive can demonstrate was already in his possession as of the date of this Agreement, (ii) is already in or subsequently enters the public domain, other than as a result of any direct or indirect disclosure by Executive, (iii) becomes available to Executive on a non-confidential basis from a source other than the Company or any of its affiliates, provided that Executive has no knowledge that such source is subject to a confidentiality agreement or other obligation of secrecy or confidentiality (whether pursuant to a contract, legal or fiduciary obligation or duty or otherwise) to the Company or any of its affiliates or any other person or entity or (iv) is approved for release by the board of directors of the Company or any of its affiliates or which the board of directors of the Company or any of its affiliates makes available to third parties without an obligation of confidentiality.

  (b)
  All physical property and all notes, memoranda, files, records, writings, documents and other materials of any and every nature, written or electronic, which Executive shall prepare or receive in the course of his employment with the Company and which relate to or are useful in any manner to the business now or hereafter conducted by the Company or any of its affiliates are and shall remain the sole and exclusive property of the Company and its affiliates, as applicable. Executive shall not remove from the Company's premises any such physical property, the original or any reproduction of any such materials nor the information contained therein except for the purposes of carrying out his duties to the Company or any of its affiliates and all such property (except for any items of personal property not owned by the Company or any of its affiliates), materials and information in his possession or under his custody or control upon the termination of his employment (other than such materials, if any, received by Executive solely in his capacity as a shareholder) or at any other time upon request by the Company shall be immediately turned over to the Company and its affiliates, as applicable.

  (c)
  All inventions, improvements, trade secrets, reports, manuals, computer programs, tapes and other ideas and materials developed or invented by Executive during the period of his employment, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company or any of its affiliates which result from or are suggested by any work Executive may do for the Company or any of its affiliates or which result from use of the Company's or any of its affiliates' premises or property (collectively, the "Developments") shall be the sole and exclusive property the Company and its affiliates, as applicable. Executive hereby assigns and transfers to the Company his entire right and interest in any such Development, and Executive shall execute and deliver any and all documents and shall do and perform any and all other acts and things necessary or desirable in connection therewith that the Company or any of its affiliates may reasonably request, it being agreed that the preparation of any such documents shall be at the Company's expense. Nothing in this paragraph applies to an invention which qualifies fully under the provisions of California Labor Code Section 2870.

  (d)
  Following the termination of Executive's employment for any reason, Executive will reasonably cooperate with the Company (at the Company's expense, if Executive reasonably incurs any out-of-pocket costs with respect thereto) in any defense of any legal, administrative or other action in which the Company or any of its affiliates or any of their Distributors or other business relations are a party or are otherwise involved, so long as any such matter was related to Executive's duties and activities conducted on behalf of the Company or its affiliates.

  (e)
  The provisions of this Section 4 and Section 5 below shall survive any termination or expiration of this Agreement and termination of Executive's employment with the Company.

5.
Non-Solicitation. Executive acknowledges that in the course of his employment for the Company he will become familiar with the Company's and its affiliates' trade secrets and other confidential information concerning the Company and its affiliates. Accordingly, Executive agrees that, during Executive's employment and for a period of twenty-four (24) months immediately thereafter (the "Non-Solicitation Period"), he will not directly or indirectly through another entity (i) induce or attempt to induce any employee or Distributor of the Company or any of its affiliates to leave the employment of, or cease to maintain its distributor relationship with, the Company or such affiliate, or in any way interfere with the relationship between the Company or any such affiliate and any employee or Distributor thereof, (ii) hire any person who was an employee of the Company or any of its affiliates at any time during the Non-Solicitation Period or enter into a distributor relationship with any person or entity who was a Distributor of the Company or any of its affiliates at any time during the Non-Solicitation Period, (iii) induce or attempt to induce any Distributor, supplier, licensor, licensee or other business relation of the Company or any of its affiliates to cease doing business with the Company or such affiliate, or in any way interfere with the relationship between such Distributor, supplier, licensor, licensee or business relation and the Company or any of its affiliates or (iv) use any trade secrets or other confidential information of the Company or any of its affiliates to directly or indirectly participate in any means or manner in any competitive business, wherever located.

6.
Injunctive Relief. Executive and the Company (a) intend that the provisions of Sections 5 and 6 be and become valid and enforceable, (b) acknowledge and agree that the provisions of Sections 5 and 6 are reasonable and necessary to protect the legitimate interests of the business of the Company and its affiliates and (c) agree that any violation of Sections 5 or 6 will result in irreparable injury to the Company and its affiliates, the exact amount of which will be difficult to ascertain and the remedies at law for which will not be reasonable or adequate compensation to the Company and its affiliates for such a violation. Accordingly, Executive agrees that if Executive violates or threatens to violate the provisions of Sections 5 or 6, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages. In addition, in the event of a violation or threatened violation by Executive of Sections 5 or 6 of this Agreement, the Non-Solicitation Period will be tolled until such violation or threatened violation has been duly cured. If, at the time of enforcement of Sections 5 or 6 of this Agreement, a court holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

7.
Assignment; Successors and Assigns. Executive agrees that he shall not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, any rights or obligations under this Agreement, nor shall Executive's rights hereunder be subject to encumbrance of the claims of creditors. This Agreement may be assigned by the Company without the consent of Executive to (a) any entity succeeding to all or substantially all of the assets or business of the Company, whether by merger, consolidation, acquisition or otherwise (upon which entity the Agreement shall be binding), or (b) any affiliate; provided, however, that in neither case shall the Company be released from its obligations hereunder, nor shall any assignment to an affiliate materially lessen the Executive's rights with respect to his position, duties, responsibilities or authority with respect to the Company.

8.
Governing Law; Jurisdiction and Venue. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of California without regard to the conflicts of law principles thereof. Suit to enforce this Agreement or any provision or portion thereof may be brought in the federal or state courts located in Los Angeles, California.

9.
Severability of Provisions. In the event that any provision of this Agreement should ever be adjudicated by a court of competent jurisdiction to be unenforceable, then such provision shall be deemed reformed to the maximum extent permitted by applicable law, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision of this Agreement.

10.
Warranty. As an inducement to the Company to enter into this Agreement, Executive represents and warrants that he is not a party to any other agreement or obligation for personal services, and that there exists no impediment or restraint, contractual or otherwise, on his power, right or ability to enter into this Agreement and to perform his duties and obligations hereunder.

11.
Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method upon receipt of telephonic or electronic confirmation; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice will be sent to:

  (a)        If to the Company:

    Herbalife International of America, Inc.
    1800 Century Park East
    Los Angeles, California 90067
    Attention: Vice President, Human Resources
    Telecopy: (310) 557-3941

    with a copy to:

    Herbalife International of America, Inc.
    1800 Century Park East
    Los Angeles, California 90067
    Attention: General Counsel
    Telecopy: (310) 203-7747

  (b)        if to Executive, to:

    Richard Goudis
    4777 NW 25th Way
    Boca Raton, FL 33434

    with a copy to:

    Herbalife International of America, Inc.
    1800 Century Park East
    Los Angeles, California 90067
    Attention: General Counsel
    Telecopy: (310) 203-7747

  or to such other place and with other copies as either party may designate as to itself or himself by written notice to the others.

12.
Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together shall constitute one and the same Agreement.

13.
Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and this Agreement supersedes (and may not be contradicted by, modified or supplemented by) any prior or contemporaneous agreement, written or oral, with respect thereto, with the sole exception of the Non-Statutory Stock Option Agreement to be entered into between Executive and WH Holdings (Cayman Islands) Ltd., (a copy of which is attached hereto as Attachment B). The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement.

14.
Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of the Company. No waiver of any of the provisions of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further, continuing or subsequent waiver of any such provision or as a waiver of any other provision of this Agreement. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity

15.
Representation of Counsel; Mutual Negotiation. Each party acknowledges and agrees that is has had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the parties, at arm's-length, with the advice and participation of counsel, and shall be interpreted in accordance with its terms without favor to any party.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first-above written.

EXECUTIVE
By:
Richard Goudis
HERBALIFE INTERNATIONAL OF AMERICA, INC.
By:

Name:

Title:

ATTACHMENT A

Agreement and General Release

        Agreement and General Release ("AGREEMENT"), by and among Richard Goudis ("EXECUTIVE" and referred to herein as "you") and HERBALIFE INTERNATIONAL OF AMERICA, INC., a California corporation (the "COMPANY").

        1.     In exchange for your waiver of claims against the Company Entities (as defined below) and compliance with other terms and conditions of this Agreement, upon the effectiveness of this Agreement, the Company agrees to provide you with the payments and benefits provided in Section 3 of that certain employment agreement by and between Richard Goudis and the Company (the "Employment Agreement").

        2.         (a)    In consideration for the payments and benefits to be provided to you pursuant to paragraph 1 above, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as "RELEASORS"), forever release and discharge the Company and its past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, successors and assigns, assets, employee benefit plans or funds (including, without limitation, each of Whitney & Co., L.L.C., Golden Gate Private Equity, Inc., any investment fund managed by either of them and any affiliate of any of the aforementioned persons or entities), and any of its or their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns, whether acting on behalf of the Company or in their individual capacities (collectively the "COMPANY ENTITIES") from any and all claims, suits, demands, causes of action, covenants, obligations, debts, costs, expenses, fees and liabilities of any kind whatsoever in law or equity, by statute or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected and whether or not concealed or hidden (collectively, the "CLAIMS"), which you ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter related in any way to your employment by (including, but not limited to, termination thereof) the Company Entities up to and including the date on which you sign this Agreement, except as provided in subsection (c) below.

          (b)   Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Company Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Companies Entities arising out of your employment or termination thereof, including, but not limited to: (i) any claim under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company Entities subject to the terms and conditions of such plan and applicable law), the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act of 1988, or the Fair Labor Standards Act of 1938, in each case as amended; (ii) any claim under the California Fair Employment and Housing Act, the California Labor Code, the California Family Rights Act, or the California Pregnancy Disability Leave Law; (iii) any other claim (whether based on federal, state, or local law (statutory or decisional), rule, regulation or ordinance) relating to or arising out of your employment, the terms and conditions of such employment, the termination of such employment, including, but not limited to, breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any claim for attorneys' fees, costs, disbursements and/or the like.

          (c)   Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of claims: (1) that may arise after the date on which you sign this Agreement; (2) with respect to your right to enforce your rights that survive termination under the Employment Agreement or any other written agreement entered into between you and the Company (including, without limitation, any equity grants or agreements); (3) regarding rights of indemnification, receipt of legal fees and directors and officers liability insurance to which you are entitled under the Employment Agreement, the Company's Certificate of Incorporation or By-laws, pursuant to any separate writing between you and the Company or pursuant to applicable law; (4) relating to any claims for accrued, vested benefits under any employee benefit plan or pension plan of the Company Entities subject to the terms and conditions of such plan and applicable law; or (5) as a stockholder or optionholder of the Company.

          (d)   In signing this Agreement, you acknowledge that you intend that this Agreement shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. You expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown, unsuspected or unanticipated Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. You acknowledge and agree that this waiver is an essential and material term of this Agreement, and the Company is entering into this Agreement in reliance on such waiver. You further agree that if you bring your own Claim in which you seek damages against any Company Entity, or if you seek to recover against any Company Entity in any Claim brought by a governmental agency on your behalf, the releases set forth in this Agreement shall serve as a complete defense to such Claims, and you shall reimburse each Company Entity for any attorneys' fees or expenses or other fees and expenses incurred in defending any such Claim; provided, however, if a class action claim or governmental claim is brought on your behalf, your obligations will be limited to (i) opting out of such action or claim at the first available opportunity and (ii) turning over any and all damage awards or other proceeds received in connection therewith to the Company, it being agreed that you shall not be liable to the Company for any attorneys' fees or expenses or other fees or expenses in the case of any such class action claim or governmental claim.

          (e)   Without limiting the generality of the foregoing, you waive all rights under California Civil Code Section 1542, which provides:

    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH, IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

        3.         (a)    This Agreement is not intended, and shall not be construed, as an admission that any of the Company Entities has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

          (b)   Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

        4.     For two (2) years from and after the date of your employment termination, you agree not to make any derogatory, negative or disparaging public statement about any Company Entity, or to make any public statement (or any statement likely to become public) that could reasonably be expected to adversely affect or disparage the reputation, or, to the extent applicable, business or goodwill of any Company Entity, it being agreed and understood that nothing herein shall prohibit you (a) from disclosing that you are no longer employed by the Company, (b) from responding truthfully to any governmental investigation or inquiry related thereto, whether by the Securities and Exchange Commission or other governmental entity or any other law, subpoena, court order or other compulsory legal process or any disclosure requirement of the Securities and Exchange Commission, or (c) from making traditional competitive statements in the course of promoting a competing business, so long as any statements made by you described in this clause (c) are not based on confidential information obtained during the course of your employment with the Company. The Company agrees that it will not make any derogatory, negative or disparaging public statement about you in an authorized press release or authorized public announcement.

        5.     This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

        6.     This Agreement shall be construed and enforced in accordance with the substantive laws of the State of California without regard to the conflicts of law principles thereof.

        7.     You acknowledge that your obligations pursuant to Sections 4 and 5 of the Employment Agreement survive the expiration or earlier termination of your employment in accordance with the terms thereof.

        8.     You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) have had an opportunity to consider for at least twenty-one (21) days the terms of this Agreement; (c) are hereby advised by the Company in writing to consult with an attorney of your choice in connection with this Agreement; (d) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or have had a reasonable opportunity to do so; (e) have had answered to your satisfaction by your independent legal counsel any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

        9.     You understand that you will have at least twenty-one (21) days from the date of receipt of this Agreement to consider the terms and conditions of this Agreement. You may accept this Agreement by signing it and returning it to the Company's General Counsel at the address specified pursuant to Section 11 of the Employment Agreement on or before                         . After executing this Agreement, you shall have seven (7) days (the "REVOCATION PERIOD") to revoke this Agreement by indicating your desire to do so in writing delivered to the General Counsel at the address above by no later than 5:00 p.m. (pacific time) on the seventh (7th) day after the date you sign this Agreement. The effective date of this Agreement shall be the eighth (8th) day after you sign this Agreement (the "AGREEMENT EFFECTIVE DATE"). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event you do not accept this Agreement as set forth above, or in the event you revoke this Agreement during the Revocation Period, this Agreement, including but not limited to the obligation of the Company to provide the payments and benefits provided in paragraph 1 above, shall be deemed automatically null and void.

EXECUTIVE
By:
Richard Goudis
HERBALIFE INTERNATIONAL OF AMERICA, INC.
By:

Name:

Title:

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  Exhibit 10.42
EMPLOYMENT AGREEMENT
ATTACHMENT A Agreement and General Release